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Exhibit 10.23

FORM OF EMPLOYMENT AGREEMENT OF MARIO VITALE

Position:	Executive Vice President, reporting to the Executive Chairman and Chief Executive Officer, Joe Plumeri.
Location:	New York, USA, although at some future time, by mutual agreement, you may be asked to relocate if there is a business necessity.
Base Salary:	$500,000 per annum, subject to normal taxes and deductions.
Bonus Program:
You will be included in the Company's annual incentive plan (AIP). This is an annual bonus program, based upon both quantitative and qualitative objectives and relates to overall Company, Business Unit and (your) individual performance attainments.

Currently, the AIP scheme(s) for Senior Executives, relate(s) to the measurement of EBIT (DA) and cash flow, plus other objectives that will be set and agreed between you and Joe Plumeri. It is expected that a formal annual appraisal using 360 degree assessment will occur, as well as the primary review of quantitative achievements. The range of earnings under the AIP, are zero to 100% of your base salary; with the maximum of range being earned by the delivery of a combination of exceptional Company and personal performance. The Company fiscal year is currently a January through December calendar year, with AIP payments being made at the end of March, following the year in which the bonus is earned and our Group results being issued. For your first, full year of employment you will have the opportunity of earning $450,000 subject to you meeting performance conditions, again these being agreed between you and Joe Plumeri.
Options:
You will be granted 250,000 (Time) options, vesting in equal tranches over five years, the strike price being £2.00. The conditions relating to these options are contained in the Equity Participation Plan (EPP) and associated documentation should be read in full.
Benefits:
You will be entitled to join and participate in all the benefits enjoyed by Senior, USA Executives, including for example, the pension, 401(k), medical and life insurance plan(s) etc., all the conditions relating to these plans are contained within the brochures and explanatory booklets that accompany this offer.
There is one exception and this is the granting to you of 25 vacation days.
Contact Term:	The contract will have a three year term. On completion of a mutually satisfactory three year term you will revert to the normal full-time employment arrangements as enjoyed by Senior USA Executives.

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  Exhibit 10.23
FORM OF EMPLOYMENT AGREEMENT OF MARIO VITALE